EXHIBIT 10.2
AMENDMENT TO THE SPIRIT AEROSYSTEMS HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This Amendment to the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan is made this 30th day of July, 2007.
     WHEREAS, Spirit AeroSystems Holdings, Inc. (the “Company”) maintains the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan (the “Plan”); and
     WHEREAS, the Company has reserved the right to amend the Plan.
     NOW, THEREFORE in consideration of the foregoing premises, effective July 1, 2007, Section 5.02 shall be amended by adding the following new paragraphs at the end thereof:
     In the event payment hereunder is made in shares of stock, any required withholdings or reductions may be accomplished by any of the following methods (or any combination of the following methods), as determined by the Committee in its Sole Discretion: (i) the total number of shares of stock to be transferred may be reduced by a number of whole or fractional shares of stock (as determined by the Committee, in its Sole Discretion), the value of which will be applied to satisfy such withholdings or reductions, but if the value of the shares so withheld exceeds such withholdings or reductions, such excess shall be paid in cash to the Participant within 2 1/2 months after the date the withholding occurs; (ii) the amount of the withholdings or reductions may be withheld from other amounts payable to the Participant by the Employer, including, but not limited to, other compensation; (iii) the Participant may be required, as a condition precedent to transfer of the shares of stock, to make a payment to the Employer in an amount equal to the amount of the withholdings or reductions (e.g. by selling a sufficient number of shares); or (iv) such other method or combination of methods as the Committee deems appropriate, in its Sole Discretion.
     Shares of stock transferred to a Participant (or Beneficiary) under the Plan (if any) shall be subject to any and all terms, conditions, and restrictions, including, but not limited to, restrictions on transfer, as are set forth in the Company’s articles of incorporation, bylaws, and any stockholders agreement or other agreement entered into with respect to such Stock, all as in effect from time to time. The Committee shall have the right, in its Sole Discretion, to require, as a condition precedent to the transfer of any share of stock hereunder, that the transferee execute a stockholders agreement and/or such other agreement(s) or documents (e.g., power of attorney) as the Committee deems necessary or appropriate, in such form and substance as may be satisfactory to the Committee.

     IN WITNESS WHEREOF, the foregoing amendment is executed as of the day, month, and year first appearing above.

Spirit AeroSystems Holdings, Inc.
By	/s/ Gloria Farha Flentje
Gloria Farha Flentje V. P. General Counsel and Secretary

ATTEST:
/s/ F. J. Dodds III
F. J. Dodds III Deputy General Counsel

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